UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               SCHEDULE 13D
                              AMENDMENT NO.5

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934



                       Interstate Hotels & Resorts, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

             Common Stock (Par Value $ 0.01 Per Share)
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                46088S 10 6
--------------------------------------------------------------------------------
                               (CUSIP Number)




         Jonathan L. Mechanic, Esq.                 Richard E. Schatz, Esq.
Fried, Frank, Harris, Shriver & Jacobson        Stearns Weaver Miller Weissler
            One New York Plaza                    Alhadeff & Sitterson, P.A.
            New York, NY 10004               150 West Flagler Street, Suite 2200
             (212) 859-8000                          Miami, Florida 33130
                                                       (305) 789-3570

                             Hughes & Luce LLP
                              1717 Main Street
                                 Suite 2800
                              Dallas, TX 75201
                               (214) 939-5425
--------------------------------------------------------------------------------
         (Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications)

                                    September 23, 2004
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LB INTERSTATE GP LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       33,323

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,669,149

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   33,323
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,669,149

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,702,472

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   5.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                   OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LB INTERSTATE LP LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       2,642,500

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED                           0
     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING

    PERSON                         2,642,500
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER


                                   0
---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   2,642,500*
---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                   8.6%**
---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,636,001 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 5,000 vested and exercisable option grants to Messrs. Mikulich and Flannery, directors of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    PAMI LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        4,344,972

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   4,344,972
---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   4,344,972*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                   14.2%**
---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,636,001 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 5,000 vested and exercisable option grants to Messrs. Mikulich and Flannery, directors of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    PROPERTY ASSET MANAGEMENT INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY
                                   4,344,972
     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER


                                   4,344,972
---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                   4,344,972*
---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                   14.2%**
---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    CO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,636,001 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 5,000 vested and exercisable option grants to Messrs. Mikulich and Flannery, directors of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LEHMAN ALI INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        4,344,972

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   4,344,972
---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                   4,344,972*
---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   14.2%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    CO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,636,001 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 5,000 vested and exercisable option grants to Messrs. Mikulich and Flannery, directors of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    LEHMAN BROTHERS HOLDINGS INC.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY
                                   4,344,972
     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   4,344,972

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   4,344,972*
---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   14.2%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    HC/CO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,636,001 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 5,000 vested and exercisable option grants to Messrs. Mikulich and Flannery, directors of the Company, of which LB Interstate LP LLC is the beneficial owner.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KFP INTERSTATE ASSOCIATES, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY
                                   1,188,964
     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,188,964

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                   1,188,964*
---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   3.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------


* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KFP INTERSTATE, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,188,964

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,188,964

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                   1,188,964*
---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                   3.9%**
---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    GROSVENOR, LC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,188,964

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,188,964

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,188,964*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   3.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KFP HOLDINGS, LTD.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    TEXAS

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,188,964

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,188,964

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                   1,188,964*
---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   3.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    QUADRANGLE TRUST COMPANY (BVI) LIMITED

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    BRITISH VIRGIN ISLANDS

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,188,964

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   1,188,964

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                   1,188,964*
---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   3.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    SHERWOOD M. WEISER

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       25,830

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY
                                   480,185
     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   25,830
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER


                                   480,185
---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                   506,015*
---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   1.7%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,633,501 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 2,500 vested and exercisable option grants to Mr. Weiser, a director of the Company.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    DONALD E. LEFTON

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       19,678

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        480,185

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   19,678
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   480,185

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   499,863*


---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                   1.6%**
---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    KARIM ALIBHAI

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       34,267

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY
                                   855,389
     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   34,267
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   855,389

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   889,656*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   2.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,635,168 outstanding shares, representing (i) 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004 and (ii) 4,167 vested and exercisable option grants to Mr. Alibhai, a director of the Company.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KFP/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       1,188,964

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   1,188,964
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                   1,188,964*
---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                                   3.9%**
---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KFP/LB IHR GP, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        1,188,964

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER


                                   1,188,964
---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,188,964*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   3.9%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KA/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       855,389

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   855,389
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   855,389*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   2.8%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KA/LB IHR GP, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        855,389

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   855,389

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   855,389*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   2.8%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      CG Ventures/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       468,474

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   468,474
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   468,474*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   1.5%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      CG Ventures/LB IHR GP, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        468,474

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   468,474

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   468,474*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   1.5%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      SMW/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       480,185

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   480,185
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   480,185*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      SMW/LB IHR GP, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        480,185

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   480,185

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   480,185*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      DEL/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       480,185

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   480,185
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   480,185*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      DEL/LB IHR GP, Inc.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        480,185

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   480,185

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   480,185*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   1.6%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      PS/LB IHR II, LP

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       93,696

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   93,696
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   93,696*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   0.3%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      PS/LB IHR GP, Inc.

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        93,696

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   93,696

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   93,696*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   0.3%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    PETER SIBLEY

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        93,696

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   93,696

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   93,696*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   0.3%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    HAIDER ALIBHAI UKANI

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    PF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        468,474

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                    468,474

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    468,474*

---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                    1.5%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    IN

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                               SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      SMW-IHC, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY                        0

     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                   0*
---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   0%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

                                SCHEDULE 13D

---------------------------------
CUSIP No. 46088S 10 6
---------------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      DEL-IHC, LLC

---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |_|
                                                                      (b) |X|

---------- ---------------------------------------------------------------------
3          SEC USE ONLY


---------- ---------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC/AF

---------- ---------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

           ITEMS 2(d) or 2(e)                                             |_|


---------- ---------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

---------- ---------------------------------------------------------------------
                            7 SOLE VOTING POWER

   NUMBER OF                       0

    SHARES               -------------------------------------------------------

 BENEFICIALLY             8    SHARED VOTING POWER

   OWNED BY
                                   0
     EACH                -------------------------------------------------------
                          9 SOLE DISPOSITIVE POWER
  REPORTING
                                   0
    PERSON
                         -------------------------------------------------------
     WITH                 10   SHARED DISPOSITIVE POWER

                                   0

---------- ---------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                   0*
---------- ---------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                          |_|

---------- ---------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   0%**

---------- ---------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

                    OO

---------- ---------------------------------------------------------------------

* May be deemed to beneficially own shares held by other Reporting Persons.

** This percentage is based on a total of 30,631,001 shares outstanding as of the Company's most recent quarterly report on Form 10-Q, for the quarter ended June 30, 2004.

     Pursuant to Rule 13d-2(a) of Regulation 13D of the general Rules and Regulations under the Securities Exchange Act of 1934, as amended, the undersigned hereby amend their Schedule 13D statement filed with the Securities and Exchange Commission on August 12, 2002 as amended on September 10, 2002, October 2, 2003, November 26, 2003 and August 17, 2004 (the "Original Statement"), relating to the shares of common stock, par value $.01 per share (the "Common Stock") of Interstate Hotels & Resorts, Inc., a Delaware corporation (the "Company") as set forth herein. Capitalized terms used herein but not defined shall have the meanings set forth in the Original Statement.

     The Reporting Persons have entered into a Joint Filing Agreement, dated as of August 17, 2004, a copy of which was filed as Exhibit 99.1 to Amendment No. 4 to this Schedule 13D, and which is incorporated herein by reference. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Exchange Act.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     On September 23, 2004, CG Ventures/LB IHR GP, LLC ("CG GP") exercised its call option, pursuant to the Agreement of Limited Partnership of CG Ventures/LB IHR II, LP ("CG Partnership"), dated as of August 17, 2004, by and among CG GP, LB Interstate GP LLC ("LB GP"), CG Ventures LLC ("CG LP") and LB Interstate LP LLC ("LB LP"), requiring LB GP and LB LP to sell to the CG Partnership all of their interests in the CG Partnership. The total consideration paid for LB GP and LB LP's interests in the CG Partnership was $1,313,944.64. Following this redemption, neither LB GP nor LB LP has beneficial ownership or any voting or dispositive power in respect of the 468,474 shares of Common Stock owned by the CG Partnership.

     On September 24, 2004, KA/LB IHR GP, LLC ("KA GP") exercised its call option, pursuant to the Agreement of Limited Partnership of KA/LB IHR II, LP ("KA Partnership"), dated as of August 17, 2004, by and among KA GP, LB GP, KA/TB, LLC ("KA LP") and LB LP, requiring LB GP and LB LP to sell to the KA Partnership all of their interests in the KA Partnership. The total consideration paid for LB GP and LB LP's interests in the KA Partnership was $2,300,613.65, of which $1,582,029 was borrowed by Karim Alibhai under a line of credit from Lehman Brothers Holdings, Inc. Karim Alibhai contributed such funds to the KA Partnership to be used to fund such redemption. Following this redemption, neither LB GP nor LB LP has beneficial ownership or any voting or dispositive power in respect of the 855,389 shares of Common Stock owned by the KA Partnership.

     On September 30, 2004, DEL/LB IHR GP, Inc. ("DEL GP") exercised its call option, pursuant to the Agreement of Limited Partnership of DEL/LB IHR II, LP ("DEL Partnership"), dated as of August 17, 2004, by and among DEL GP, LB GP, DEL-IHC, LLC ("DEL LP") and LB LP requiring LB GP and LB LP to sell to the DEL Partnership all of their interests in the DEL Partnership. The total consideration paid for LB GP and LB LP's interests in the DEL Partnership was $1,350,338.38, which was borrowed by Donald Lefton under a line of credit from Mellon Bank. Donald Lefton contributed such funds to the DEL Partnership to be used to fund such redemption. Following this redemption, neither LB GP nor LB LP has beneficial ownership or any voting or dispositive power in respect of the 480,185 shares of Common Stock owned by the DEL Partnership.

     On October 5, 2004, PS/LB IHR GP, Inc. ("PS GP") exercised its call option, pursuant to the Agreement of Limited Partnership of PS/LB IHR II, LP ("PS Partnership"), dated as of August 17, 2004, by and among PS GP, LB GP, Peter Sibley ("PS LP") and LB LP, requiring LB GP and LB LP to sell to the PS Partnership all of their interests in the PS Partnership. The total consideration paid for LB GP and LB LP's interests in the PS Partnership was $263,826.53, which was borrowed by Peter Sibley under a line of credit from Mellon Bank. Peter Sibley contributed such funds to the PS Partnership to be used to fund such redemption. Following this redemption, neither LB
GP nor LB LP has beneficial ownership or any voting or dispositive power in respect of the 93,696 shares of the Company's common stock owned by the PS Partnership.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

     The information contained in Items 11 and 13 of each of the cover pages to this Schedule 13D/A are incorporated herein by reference. The information contained in Item 3 of this Schedule 13D/A is incorporated herein by reference.

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 6, 2004


                                        LB INTERSTATE GP LLC


                                        By:   /s/ Joseph J. Flannery
                                           ------------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory



                                        LB INTERSTATE LP LLC


                                        By:   /s/ Joseph J. Flannery
                                           ------------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory



                                        PAMI LLC


                                        By:   /s/ Joseph J. Flannery
                                           ------------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory



                                        PROPERTY ASSET MANAGEMENT INC.


                                        By:   /s/ Joseph J. Flannery
                                           ------------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory



                                        LEHMAN ALI INC.


                                        By:   /s/ Joseph J. Flannery
                                           ------------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory



                                        LEHMAN BROTHERS HOLDINGS INC.


                                        By:   /s/ Joseph J. Flannery
                                           ------------------------------------
                                           Name:  Joseph J. Flannery
                                           Title: Authorized Signatory



                                        DEL-IHC, LLC


                                        By:   /s/ Donald E. Lefton
                                           ------------------------------------
                                           Name:  Donald E. Lefton
                                           Title: Authorized Signatory



                                        DONALD E. LEFTON

                                        /s/ Donald E. Lefton
                                        ---------------------------------------



                                        SMW-IHC, LLC


                                        By:   /s/ Sherwood M. Weiser
                                           ------------------------------------
                                           Name:  Sherwood M. Weiser
                                           Title: Authorized Signatory



                                        SHERWOOD M. WEISER

                                        /s/ Sherwood M. Weiser
                                        ---------------------------------------



                                        KFP INTERSTATE ASSOCIATES, LLC


                                        By:   /s/ Jaffer Khimji
                                           ------------------------------------
                                           Name:  Jaffer Khimji
                                           Title: Authorized Signatory



                                        KFP INTERSTATE, LLC


                                        By:   /s/ Jaffer Khimji
                                           ------------------------------------
                                           Name:  Jaffer Khimji
                                           Title: Authorized Signatory



                                        GROSVENOR, LC


                                        By:   /s/ Jaffer Khimji
                                           ------------------------------------
                                           Name:  Jaffer Khimji
                                           Title: Authorized Signatory


                                        QUADRANGLE TRUST COMPANY (BVI) LIMITED
                                          AS TRUSTEE OF THE NEWLYN TRUST


                                        By:   /s/ Nicholas Lane / Miles Walton
                                           ------------------------------------
                                           Name:  Nicholas Lane / Miles Walton
                                           Title: Authorized Signatories



                                        KFP HOLDINGS, LTD.


                                        By:   /s/ Jaffer Khimji
                                           ------------------------------------
                                           Name:  Jaffer Khimji
                                           Title: Authorized Signature



                                        KARIM ALIBHAI

                                             /s/ Karim Alibhai
                                        ---------------------------------------



                                        KFP/LB IHR II, LP

                                        By: KFP/LB IHR GP, LLC,
                                            its General Partner

                                            By:   /s/ Jaffer Khimji
                                               --------------------------------
                                               Name:  Jaffer Khimji
                                               Title: Authorized Signatory


                                        KFP/LB IHR GP, LLC

                                        By:   /s/ Jaffer Khimji
                                           ------------------------------------
                                           Name:  Jaffer Khimji
                                           Title: Authorized Signatory



                                        KA/LB IHR II, LP

                                        By:  KA/LB IHR GP, LLC,
                                             its General Partner

                                             By:  /s/ Karim Alibhai
                                                -------------------------------
                                               Name:  Karim Alibhai
                                               Title: Managing Member


                                        KA/LB IHR GP, LLC

                                        By:   /s/ Karim Alibhai
                                           ------------------------------------
                                           Name:  Karim Alibhai
                                           Title: Managing Member


                                        CG VENTURES/LB IHR II, LP

                                        By:  CG Ventures/LB IHR GP, LLC,
                                             its General Partner

                                             By:  /s/ Haider Alibhai Ukani
                                                -------------------------------
                                               Name:  Haider Alibhai Ukani
                                               Title: Vice President


                                        CG VENTURES/LB IHR GP, LLC

                                        By:   /s/ Haider Alibhai Ukani
                                           ------------------------------------
                                           Name:  Haider Alibhai Ukani
                                           Title: Vice President


                                        HAIDER ALIBHAI UKANI

                                        /s/ Haider Alibhai Ukani
                                        ---------------------------------------



                                        SMW/LB IHR II, LP

                                        By:  SMW/LB IHR GP, LLC,
                                             its General Partner

                                             By:   /s/ Sherwood M. Weiser
                                               --------------------------------
                                                Name:  Sherwood M. Weiser
                                                Title: Managing Member


                                        SMW/LB IHR GP, LLC

                                        By:    /s/ Sherwood M. Weiser
                                            -----------------------------------
                                            Name:  Sherwood M. Weiser
                                            Title: Managing Member


                                        DEL/LB IHR II, LP

                                        By:  DEL/LB IHR GP, Inc.,
                                             its General Partner

                                             By:   /s/ Donald E. Lefton
                                               --------------------------------
                                                Name:  Donald E. Lefton
                                                Title: President


                                        DEL/LB IHR GP, INC.

                                        By:   /s/ Donald E. Lefton
                                           ------------------------------------
                                           Name:  Donald E. Lefton
                                           Title: President


                                        PS/LB IHR II, LP

                                        By:  PS/LB IHR GP, Inc.,
                                             its General Partner

                                             By:  /s/ Peter Sibley
                                               --------------------------------
                                               Name:  Peter Sibley
                                               Title: President


                                        PS/LB IHR GP, INC.

                                        By:   /s/ Peter Sibley
                                           ------------------------------------
                                           Name:  Peter Sibley
                                           Title: President


                                        PETER SIBLEY

                                        /s/ Peter Sibley
                                        ---------------------------------------